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EXHIBIT 10.16

September 15, 2003

Roxane Al-Fayez
[address omitted]

Dear Roxane,

        We are pleased to extend an offer to join our team as Executive Vice President of Direct Operations, reporting to Millard S. Drexler.

        We will provide you with professional challenges, education and ongoing support as you continue your career with J.Crew. Your compensation will include a base salary of $375,000 annualized ($14,423.08 biweekly), payable in accordance with J.Crew's normal payroll practices. In addition, our competitive benefits package includes the following:

30 paid time off days each subsequent fiscal year (beginning February 2004)
medical, vision & dental insurance
short & long term disability
life insurance and long term care
401(k) tax deferred savings plan (after 1 year with us)
tax deferred flexible spending accounts for health, dependent care & commutation tuition reimbursement
30 percent merchandise discount (in stores, online & through the catalog)

        You will be eligible to receive a $50,000 sign-on bonus payable two weeks after your start date. All bonus payments are subject to applicable tax withholdings and are contingent upon you being an active associate on the date of actual disbursement. If you voluntarily terminate your employment for any reason within one year after your start date, you agree to repay to the Company a prorated amount of this bonus based on your last date of active employment. You must repay this amount within thirty days thereafter of your last date of active employment.

        For fiscal year 2003, we will pay you a minimum guaranteed bonus equal to $50,000 payable April, 2004. For fiscal year 2003 and beyond, you will be eligible to receive an annual bonus under the company's bonus plan based upon a range of 25% - 100% of your annual base salary, with a target of 50%. Bonus payments are conditioned upon the company's achievement of certain performance objectives and your individual performance and are pro-rated based upon date of hire. It is company policy to make bonus payments after the close of our fiscal year, usually mid-April, and all bonus payments are subject to applicable tax withholdings and are contingent upon you being an active associate on the date of actual disbursement.

        In addition, you will receive a $25,000 bonus payment payable in October of 2004. All bonus payments are subject to applicable tax withholdings and are contingent upon you being an active associate on the date of actual disbursement.

        You will be eligible to participate in our Stock Option Plan. Subject to approval of the provisions set forth in the Plan and your Stock Option Grant Agreement, the Company will grant to you a non-qualified stock option to purchase 35,000 shares of J.Crew Group, Inc. Common Stock. The Stock Option Grant Agreement will provide the exercise price, vesting schedule, expiration and other relevant terms.

        You will also receive a grant of 25,000 restricted shares of Common Stock. The terms and conditions, including the vesting schedule, of the Restricted Shares shall be evidenced by a separate Restricted Stock Agreement.

        J.Crew will provide you with a monthly housing allowance of $3,000 for as long as you are an active employee. You will be notified through our Relocation Services to aid you in this process. If your employment is terminated by us for reasons other than cause prior to the earlier of (1) 12 months after the effective date of your housing lease or (2) 18 months after your start date with us, J.Crew will continue to reimburse you for your actual monthly rental payments up to $3,000 per month for the remaining term of your 12-month lease (the "Remaining Term"). In the event that you sublease, transfer or terminate your lease anytime during the Remaining Term, J. Crew's obligations to reimburse you as set forth herein shall terminate immediately.

        You represent to J.Crew that you do not have any other agreements, arrangements or commitments with any other person or entity that conflict with accepting this offer or performing your obligations and that you will not disclose to J.Crew or use any proprietary information or trade secrets of another person or entity. You also agree that you will keep all proprietary, confidential information of J.Crew strictly confidential and not disclose any such information during or after your employment without J.Crew's prior written consent, and that you will abide by all J.Crew policies, including, but not limited to, those contained in the Code of Ethics and Business Practices.

        Through the interview process we had the chance to get to know each other. We know that you will add value to our team and hope that you decide to join the crew. While we believe that this will be a mutually beneficial relationship, your employment is "at will" and may be terminated by you or the Company at any time. This offer is contingent upon the successful completion of a background screen and reference check.

        If you agree that J.Crew and this offer are right for you, kindly sign a copy of this letter and fax it to my attention at [fax number omitted] or mail it to the address below. Please do not hesitate to contact me by phone [phone number omitted] or email [email address omitted] if you have any questions or require additional information.

        We look forward to hearing from you soon.

Regards,

Agreed to and Accepted:

/s/ MILLARD S. DREXLER Millard S. Drexler Chief Executive Officer 770 Broadway NY, NY 10003	/s/ ROXANE AL-FAYEZ Roxane Al-Fayez	9/15/03 Date

January 5, 2004

Roxane Al-Fayez
[address omitted]

Dear Roxane,

        This is an addendum to your offer letter of September 15, 2003.

        J.Crew will reimburse you or your husband for weekly commutation to and from your principal residence in Ohio for the term of your employment with the company.

        Agreed to and Accepted:

/s/ LYNDA MARKOE Lynda Markoe VP, Human Resources	1/6/04 Date

/s/ ROXANE AL-FAYEZ Roxane Al-Fayez Date EVP, Direct Operations	1/6/04 Date

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  EXHIBIT 10.16